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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 2001

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)

                            ------------------------
                             SILICONIX INCORPORATED
                       (NAME OF SUBJECT COMPANY (ISSUER))

                            ------------------------

                          VISHAY INTERTECHNOLOGY, INC.
                                      AND

             VISHAY TEMIC SEMICONDUCTOR ACQUISITION HOLDINGS CORP.
                                   (OFFERORS)

                (NAMES OF FILING PERSONS (IDENTIFYING STATUS AS
                       OFFEROR, ISSUER OR OTHER PERSON))

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    82707923
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                  AVI D. EDEN
                        C/O VISHAY INTERTECHNOLOGY, INC.
                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2120
                                 (610) 644-1300
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE NOTICES
                AND COMMUNICATIONS ON BEHALF OF FILING PERSONS)

                            ------------------------

                                    COPY TO:

                             ABBE L. DIENSTAG, ESQ.
                      KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100

                            ------------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer:

     Check the appropriate boxes below to designate any transactions to which the statement relates:

     [X]  third-party tender offer subject to Rule 14d-1.

     [ ]  issuer tender offer subject to Rule 13e-4.

     [ ]  going-private transaction subject to Rule 13e-3.

     [X]  amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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     This Amendment No. 3 amends the Tender Offer Statement on Schedule TO (as amended, this "Schedule TO"), filed by Vishay Intertechnology, Inc. ("Vishay"), a Delaware corporation, and Vishay TEMIC Semiconductor Acquisition Holdings Corp. ("Vishay TEMIC"), a Delaware corporation and a wholly-owned subsidiary of Vishay. This Schedule TO relates to the offer by Vishay TEMIC to exchange Vishay shares of common stock, par value $0.10 per share, for each outstanding share of common stock, par value $0.01 per share, of Siliconix incorporated, a Delaware corporation, that Vishay and its subsidiaries do not own, upon the terms and subject to the conditions set forth in the Prospectus dated June 21, 2001 and in the related Letter of Transmittal, copies of which are incorporated by reference herein as Exhibits (a)(1) and (a)(2).



ITEM 12.  MATERIAL TO BE FILED AS EXHIBITS.



(a)(1) Prospectus dated June 21, 2001, (incorporated by reference from Vishay's Amendment No. 3 to Registration Statement on
         Form S-4 filed on June 21, 2001 (the "Amendment No. 3")).
(a)(2) Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to Vishay's Amendment No. 1 to the Registration
         Statement on Form S-4 filed on June 1, 2001 (the "Amendment
         No. 1")).
(a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to the Amendment No. 1).
(a)(4)   Form of Letter from Vishay TEMIC to Brokers, Dealers,
         Commercial Banks, Trust Companies and Other Nominees
         (incorporated by reference to exhibit 99.3 to the Amendment
         No. 1).
(a)(5)   Form of Letter from Brokers, Dealers, Commercial Banks,
         Trust Companies and Nominees to Clients (incorporated by reference to exhibit 99.4 to the Amendment No. 1).
(a)(6)   Form of Guidelines for Certification of Taxpayer
         Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.5 to Vishay's Registration
         Statement on Form S-4 filed on May 25, 2001 (the "Form
         S-4")).
(a)(7)   Summary Advertisement as published in The Wall Street
         Journal on May 25, 2001 (incorporated by reference to exhibit 99.6 to the Form S-4).
(a)(8) Press Release issued by Vishay on May 25, 2001 (incorporated by reference to exhibit 99.20 to the Form S-4).
(a)(9)   Request from Vishay TEMIC for stockholder list of Siliconix
         (incorporated by reference to exhibit 99.7 to the Form S-4).
(a)(10)  Complaint titled Robert C. Dickinson v. Vishay
         Intertechnology, Inc., Vishay TEMIC Semiconductor
         Acquisition Holding Corp., Siliconix incorporated, King
         Owyang, Everett Arndt, Lori Lipcaman, Michael Rosenberg and
         Glyndwr Smith, filed on February 23, 2001 in the Chancery
         Court of the State of Delaware, County of New Castle
         (incorporated by reference to exhibit 99.8 to the Form S-4).
(a)(11)  Complaint titled Moshe Miller v. King Owyang, Everett Arndt,
         Lori Lipcaman, Michael Rosenberg, Mark Segall, Glyndwr
         Smith, Siliconix incorporated and Vishay Intertechnology,
         Inc. filed on February 23, 2001 in the Chancery Court of the State of Delaware, County of New Castle (incorporated by reference to exhibit 99.9 to the Form S-4).
(a)(12)  Complaint titled Mathew Delaney v. Vishay Intertechnology,
         Inc., Vishay TEMIC Semiconductor Acquisition Holding Corp.,
         Siliconix incorporated, King Owyang, Everett Arndt, Lori
         Lipcaman, Michael Rosenberg and Glyndwr Smith, filed on
         February 23, 2001 in the Chancery Court of the State of
         Delaware, County of New Castle (incorporated by reference to exhibit 99.10 to the Form S-4).
(a)(13)  Complaint titled Steven Goldstein v. Siliconix incorporated,
         Vishay Intertechnology, Inc., Michael A. Rosenberg, Mark B.
         Segall, King Owyang Ph.D., Everett Arndt, Lori Lipcaman and
         Glyndwr Smith, filed on February 23, 2001 in the Chancery
         Court of the State of Delaware, County of New Castle
         (incorporated by reference to exhibit 99.11 to the Form
         S-4).


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
(a)(14)  Complaint titled Goldplate Investment Partners v. King
         Owyang, Everett Arndt, Lori Lipcaman, Michael Rosenberg,
         Mark Segall, Glyndwr Smith, Siliconix incorporated and
         Vishay Intertechnology, Inc., filed on February 23, 2001 in the Chancery Court of the State of Delaware, County of New
         Castle (incorporated by reference to exhibit 99.12 to the Form S-4).
(a)(15)  Complaint titled Barry Feldman v. Michael Rosenberg, Mark B.
         Segall, King Owyang, Everett Arndt, Lori Lipcaman, Glyndwr
         Smith, Vishay Intertechnology, Inc. and Siliconix incorporated, filed on February 23, 2001 in the Chancery
         Court of the State of Delaware, County of New Castle
         (incorporated by reference to exhibit 99.13 to the Form
         S-4).
(a)(16)  Complaint titled Robert Mullin v. Vishay Intertechnology,
         Inc., Vishay TEMIC Semiconductor Acquisition Holding Corp.,
         Siliconix incorporated, King Owyang, Everett Arndt, Lori
         Lipcaman, Michael Rosenberg and Glyndwr Smith, filed on
         February 23, 2001 in the Chancery Court of the State of
         Delaware, County of New Castle (incorporated by reference to exhibit 99.14 to the Form S-4).
(a)(17)  Complaint titled Mohammed Yassin v. King Owyang, Everett
         Arndt, Lori Lipcaman, Michael Rosenberg, Mark Segall,
         Glyndwr Smith, Siliconix incorporated and Vishay
         Intertechnology, Inc., filed on February 26, 2001 in the
         Chancery Court of the State of Delaware, County of New
         Castle (incorporated by reference to exhibit 99.15 to the Form S-4).
(a)(18)  Copy of complaint titled Griffin Portfolio Management Corp.
         v. Siliconix incorporated, Vishay Intertechnology, Inc.,
         Michael A. Rosenberg, Mark B. Segall, King Owyang Ph.D.,
         Everett Arndt, Lori Lipcaman and Glyndwr Smith, filed on
         February 27, 2001 in the Chancery Court of the State of
         Delaware, County of New Castle (incorporated by reference to exhibit 99.16 to the Form S-4).
(a)(19)  Complaint titled Jonathan Rex v. King Owyang, Everett Arndt,
         Lori Lipcaman, Michael Rosenberg, Mark Segall, Glyndwr
         Smith, Vishay Intertechnology, Inc., Felix Zandman, Avi
         Eden, Gerald Paul, Richard N. Grubb, Robert A. Freece,
         Eliyahu Hurvitz, Edward B. Shils, Luella B. Slaner, Mark I.
         Solomon, Jean-Claude-Tine and Does 1 through 100, Inclusive, filed on February 23, 2001 in the State Court of the State of California, County of Santa Clara (incorporated by reference to exhibit 99.17 to the Form S-4).
(a)(20)  Complaint titled Crandon Capital Partners v. King Owyang,
         Everett Arndt, Lori Lipcaman, Michael Rosenberg, Mark
         Segall, Glyndwr Smith, Siliconix incorporated and Vishay
         Intertechnology, Inc. and Does 1 through 100, Inclusive, filed on February 27, 2001 in the State Court of the State of California, County of Santa Clara (incorporated by reference to exhibit 99.18 to the Form S-4).
(a)(21)  Complaint titled Raymond L. Fitzgerald v. Vishay
         Intertechnology, Inc., Everett Arndt, Lori Lipcaman, King
         Owyang, Michael Rosenberg, Mark Segall, Glyndwr Smith and
         Siliconix incorporated, filed on March 8, 2001 in the Chancery Court of the State of Delaware, County of New
         Castle (incorporated by reference to exhibit 99.19 to the Form S-4).
(a)(22) Verified Amended Complaint titled In Re Siliconix incorporated Shareholders Litigation, filed on May 31, 2001 in the Chancery Court of the State of Delaware, County of New Castle (incorporated by reference to exhibit 99.21 to Vishay's Amendment No. 2 to Registration Statement on Form
         S-4 filed on June 6, 2001).
(a)(23)  Memorandum Opinion In Re Siliconix incorporated Shareholders
         Litigation ordered on June 19, 2001 by the Chancery Court of the State of Delaware, County of New Castle (incorporated by reference to exhibit 99.22 to the Amendment No. 3).
(a)(24)  Press Release issued by Vishay on June 21, 2001
         (incorporated by reference to exhibit 99.23 to the Amendment
         No. 3).



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
(b)      None.
(g)      None.
(h)(1)   Tax opinion of Kramer Levin Naftalis & Frankel LLP
         (incorporated by reference to exhibit 8.1 to the Form S-4).

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          VISHAY INTERTECHNOLOGY, INC.

                                          By: /s/ AVI D. EDEN
                                            ------------------------------------
                                          Name: Avi D. Eden
                                          Title: Vice Chairman of the Board,
                                          Executive Vice
                                               President and General Counsel

                                          VISHAY TEMIC SEMICONDUCTOR ACQUISITION
                                          HOLDINGS CORP.

                                          By: /s/ AVI D. EDEN
                                            ------------------------------------
                                          Name: Avi D. Eden
                                          Title: Vice President


Dated: June 21, 2001


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